COMMERCIAL LEASE AGREEMENT

  This Commercial Lease Agreement ("Lease") is made and effective January 1, 2001, by and between Branagan & Associates, Inc. ("Landlord") and Millenium Plastics Corporation ("Tenant"). Landlord is the owner of land and improvements commonly known and numbered as 6265 S. Stevenson Way, Las Vegas, Nevada 89120 (the "Building"). Landlord makes available for lease a portion of the Building designated as 4000 square feet of floor space in the warehouse portion of the Building (the "Leased Premises") and 405 square feet of office space. Landlord desires to lease the Leased Premises to Tenant, and Tenant desires to lease the Leased Premises from Landlord for the term, at the rental and upon the covenants, conditions and provisions herein set forth.

  THEREFORE, in consideration of the mutual promises herein, contained and other good and valuable consideration, it is agreed:

  1.   Term.
  Landlord hereby leases the Leased Premises to Tenant, and Tenant hereby leases the same from Landlord, for a thirty six (36) month period beginning January 1, 2001. Landlord shall use its best efforts to give Tenant possession as nearly as possible at the beginning of the Lease term. If Landlord is unable to timely provide the Leased Premises, rent shall abate for the period of delay. Tenant shall make no other claim against Landlord for any such delay.

  2.   Rental.
  Tenant shall pay to Landlord an amount of $4,014 per month. Each payment shall be due in advance on the first day of each calendar month during the lease term to Landlord at 6265 S. Stevenson Way, Las Vegas, NV or at such other place designated by written notice from Landlord or Tenant. The rental payment amount for any partial calendar months included in the lease term shall be prorated on a daily basis. Tenant shall also pay to Landlord a "Security Deposit" in the amount of $0.
  Payment for the first 3 months, January through March 2001, shall be deferred interest free until April 1, 2001. Beginning April 1, 2001 Tenant will pay in six monthly installments the additional amount of $2007 per month or until the total deferred rent from January to March 2001, in the amount of $12,052 is paid.


  3.   Use
  Notwithstanding the forgoing, Tenant shall not use the Leased Premises for the purposes of storing, manufacturing or selling any explosives or other inherently dangerous substance, thing or device.

  4.   Sublease and Assignment.
  Tenant shall have the right without Landlord's consent, to assign this Lease to a corporation with which Tenant may merge or consolidate, to any subsidiary of Tenant, to any corporation under common control with Tenant, or to a purchaser of substantially all of Tenant's assets. Except as set forth above, Tenant shall not sublease all or any part of the Leased Premises, or assign this Lease in whole or in part without Landlord's consent, such consent not to be unreasonably withheld or delayed.

  5.   Repairs.
  During the Lease term, Tenant shall make, at Tenant's expense, all necessary repairs to the Leased Premises. Repairs shall include such items

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  as routine repairs of floors, walls, ceilings, and other parts of the
  Leased Premises damaged or worn through normal occupancy, except for major mechanical systems or the roof, subject to the obligations of the parties otherwise set forth in this Lease.


  6.   Alterations and Improvements.
  Tenant, at Tenant's expense, shall have the right following Landlord's consent to remodel, redecorate, and make additions, improvements and replacements of and to all or any part of the Leased Premises from time to time as Tenant may deem desirable, provided the same are made in a workmanlike manner and utilizing good quality materials. Tenant shall have the right to place and install personal property, trade fixtures, equipment and other temporary installations in and upon the Leased Premises, and fasten the same to the premises. All personal property, equipment, machinery, trade fixtures and temporary installations, whether acquired by Tenant at the commencement of the Lease term or placed or installed on the Leased Premises by Tenant thereafter, shall remain Tenant's property free and clear of any claim by Landlord. Tenant shall have the right to remove the same at any time during the term of this Lease provided that all damage to the Leased Premises caused by such removal shall be repaired by Tenant at Tenant's expense.

  7.   Property Taxes.
  Landlord shall pay, prior to delinquency, all general real estate taxes and installments of special assessments coming due during the Lease term on the Leased Premises, and all personal property taxes with respect to Landlord's personal property, if any, on the Leased Premises. Tenant shall be responsible for paying all personal property taxes with respect to Tenant's personal property at the Leased Premises.

  8.   Insurance and Indemnification.
  A. If the Leased Premises or any other party of the Building is damaged by fire or other casualty resulting from any act or negligence of Tenant or any of Tenant's agents, employees or invitees, rent shall not be diminished or a bated while such damages are under repair, and Tenant shall be responsible for the costs of repair not covered by insurance.
  B. Landlord shall maintain fire and extended coverage insurance on the Building and the Leased Premises in such amounts as Landlord shall deem appropriate. Tenant shall be responsible, at its expense, for fire and extended coverage insurance on all of its personal property, including removable trade fixtures, located in the Leased Premises.
  C. Tenant and Landlord shall, each at its own expense, maintain a policy or policies of comprehensive general liability insurance with respect to the respective activities of each in the Building with the premiums thereon fully paid on or before due date, issued by and binding upon some insurance company approved by Landlord, such insurance to afford minimum protection of not less than $1,000,000 combined single limit coverage of bodily injury, property damage or combination thereof. Landlord shall be listed as an additional insured on Tenant's policy or policies of comprehensive general liability insurance, and Tenant shall provide Landlord with current Certificates of Insurance evidencing Tenant's compliance with this Paragraph. Tenant shall obtain the agreement of Tenant's insurers to notify Landlord that a policy is due to expire at least (10) days prior to such expiration. Landlord shall not be required to maintain insurance against thefts within the Leased Premises or the Building.
  D. Tenant shall be responsible and liable to Landlord for, and indemnify Landlord against, any and all damage to the Property, which occurs in any manner from any cause or causes during the term of this lease. Tenant shall be responsible and liable for, indemnify Landlord against, hold Landlord free

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   and harmless from any claim or claims of any kind whatsoever for or from, and promptly pay any judgment for, any and all liability for personal injuries, death or property damages, or any of them, which arise or in any manner are occasioned by the acts or negligence of Tenant or others in the custody, operation or use of, or with respect to, said Property, during the term of this lease.

  9.   Utilities.
  Landlord shall pay all charges for water and sewer used by Tenant on the Leased Premises during the term of this Lease unless otherwise expressly agreed in writing by Landlord. Tenant shall pay a prorated amount, as set forth in a separate agreement, for gas and electricity used by Tenant on the Leased Premises during the term of this Lease unless otherwise expressly agreed in writing by Landlord. Tenant acknowledges that the Leased Premises are designed to provide standard office use electrical facilities and standard office lighting. Tenant shall not use any equipment or devices that utilizes excessive electrical energy or which may, in Landlord's reasonable opinion, overload the wiring or interfere with electrical services to other tenants unless Tenant improves the electrical service to the Leased Premises subject to the terms of Paragraph 6.

  10.  Signs.
  Following Landlord's consent, Tenant shall have the right to place on the Leased Premises, at locations selected by Tenant, any signs which are permitted by applicable zoning ordinances and private restrictions. Landlord may ref use consent to any proposed signage that is in Landlord's opinion too large, deceptive, unattractive or otherwise inconsistent with or inappropriate to the Leased Premises or use of any other tenant. Landlord shall assist and cooperate with Tenant in obtaining any necessary permission from governmental authorities or adjoining owners and occupants for Tenant to place or construct the foregoing signs. Tenant shall repair all damage to the Leased Premises resulting from the removal of signs installed by Tenant.

  11.  Entry.
  Landlord shall have the right to enter upon the Leased Premises at reasonable hours to inspect the same, provided Landlord shall not thereby unreasonably interfere with Tenant's business on the Leased Premises.

  12.  Parking.
  During the term of this Lease, Tenant shall have the non-exclusive use in common with Landlord, other tenants of the Building, their guests and invitees, of the non-reserved common automobile parking areas, driveways, and footways, subject to rules and regulations for the use thereof as prescribed from time to time by Landlord. Landlord reserves the right to designate parking areas within the Building or in reasonable proximity thereto, for Tenant and Tenant's agents and employees..

  13.  Default.
  If default shall at any time be made by Tenant in the payment of rent when due to Landlord as herein provided, and if said default shall continue for fifteen (15) days after written notice thereof shall have been given to Tenant by Landlord, or if default shall be made in any of the other covenants or conditions to be kept, observed and performed by Tenant, and such default shall continue for thirty (30) days after notice thereof in writing to Tenant by Landlord without correction thereof then having been commenced and thereafter diligently prosecuted, Landlord may declare the term of this Lease ended and terminated by giving Tenant written notice of such intention, and if possession of the Leased Premises is not

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  surrendered, Landlord may re-enter said premises. Landlord shall have, in addition to the remedy above provided, any other right or remedy available to Landlord on account of any Tenant default, either in law or equity. Landlord shall use reasonable efforts to mitigate its damages.



  14.  Quiet Possession.
  Landlord covenants and warrants that upon performance by Tenant of its obligations hereunder, Landlord will keep and maintain Tenant in exclusive, quiet, peaceable and undisturbed and uninterrupted possession of the Leased Premises during the term of this Lease.

  15.  Notice.
  Any notice required or permitted under this Lease shall be deemed sufficiently given or served if sent by United States certified mail, return receipt requested, addressed as follows:
  If to Landlord to:

  Branagan & Associates, Inc.
  Attn: Richard Peterson
  6265 S. Stevenson Way
  Las Vegas, NV 89120

  If to Tenant to:
  Millenium Plastics Corp.
  Attn: Paul Branagan
  P.O. Box 231834
  Las Vegas, NV  89123

  Landlord and Tenant shall each have the right from time to time to change the place notice is to be given under this paragraph by written notice thereof to the other party.

  16.  Waiver.
  No waiver of any default of Landlord or Tenant hereunder shall be implied from any omission to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated. One or more waivers by Landlord or Tenant shall not be construed as a waiver of a subsequent breach of the same covenant, term or condition.

  17.  Headings.
  The headings used in this Lease are for convenience of the parties only and shall not be considered in interpreting the meaning of any provision of this Lease.

  18.  Successors.
  The provisions of this Lease shall extend to and be binding upon Landlord and Tenant and their respective legal representatives, successors and assigns.

  19.  Consent.
  Landlord shall not unreasonably withhold or delay its consent with respect to any matter for which Landlord's consent is required or desirable under this Lease.

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  20.  Compliance with Law.
  Tenant shall comply with all laws, orders, ordinances and other public requirements now or hereafter pertaining to Tenant's use of the Leased Premises. Landlord shall comply with all laws, orders, ordinances and other public requirements now or hereafter affecting the Leased Premises.


  21.  Final Agreement.
  This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

  IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.


Branagan & Associates, Inc.      Millenium Plastics Corp.


Signature /s/ Paul Branagan      Signature /s/ Paul Branagan

Name Paul Branagan               Name Paul Branagan
Title President                  Title President
(printed)                        (printed)

Date                             Date
4/8/2001                         4/8/2001